UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2009

Winnebago Industries, Inc.

(Exact name of registrant as specified in its charter)

Iowa	001-06403	42-0802678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 152, Forest City, Iowa		50436
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 641-585-3535

__________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

Item 8.01	Other Events.

On June 9, 2009, the Board of Directors of Winnebago Industries, Inc. (the “Company”) approved a strategic manufacturing consolidation decision to close the Company’s fiberglass manufacturing facility in Hampton, Iowa, which currently manufactures fiberglass components for Company’s motor home products. The Company notified affected employees of this decision on June 11, 2009. A press release was issued by the Company on June 11, 2009, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The capacity reductions are expected to better position the Company to more closely match its manufacturing capabilities with current market demand. The relocation of a majority of the Hampton manufacturing capacity to the Company’s Forest City facility is expected to occur throughout the Company’s fiscal fourth quarter, ending August 29, 2009. As a result of the facility closure, the Company expects to incur a non-cash impairment charge of approximately $1.4 to $2.4 million on the facility in the company’s fourth fiscal quarter. In addition, other associated out of pocket costs with the idling of the facility are estimated to be approximately $600,000.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT NUMBER	DESCRIPTION

99.1

Press Release of Winnebago Industries, Inc., dated June 11, 2009, Announcing Decision to Close Hampton Fiberglass Facility and Third Quarter Fiscal 2009 Financial Results Conference Call to be Held on June 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2009	WINNEBAGO INDUSTRIES, INC.

	By:	/s/ Robert J. Olson
	Name: Title:	Robert J. Olson Chairman of the Board, Chief Executive Officer and President